Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-294165 and
Registration Statement Nos. 333-294164 and 811-23932
April 14, 2026

On April 14, 2026, William A. Ackman posted the following on his X account and Pershing Square Capital Management, L.P. (“PSCM”) posted the following on its LinkedIn account in relation to the combined offering described in the Registration Statement on Form S-1 (No. 333-294165), as amended (the “S-1 Registration Statement”), filed by Pershing Square Holdco, L.P. (“PSI”), the parent company of PSCM, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Registration Statement on Form N-2 (Nos. 333-294164 and 811-23932), as amended (the “N-2 Registration Statement” and together with the S-1 Registration Statement, the “Registration Statements”), filed by Pershing Square USA, Ltd. (“PSUS”) with the SEC under the Securities Act.

This communication has been made available to you with the consent of PSUS and PSI. PSUS, a closed-end investment company managed by PSCM, has filed a registration statement (including a preliminary prospectus available at https://www.sec.gov/ix?doc=/Archives/edgar/data/2002660/000114036126014333/ny2006 4799x4_n2a.htm) on Form N-2 (File Nos. 811-23932; 333-294164) with the Securities and Exchange Commission (the “SEC”) for the initial public offering (the “PSUS IPO”) of its common shares of beneficial interest. PSI, the prospective parent company of PSCM, has filed a registration statement (including a preliminary prospectus available at https://www.sec.gov/Archives/edgar/data/2026053/000114036126014335/ny20040230x18 _s1a.htm) on Form S-1 (File No. 333-294165) with the SEC for the initial public offering (the “PSI IPO”, and together with the PSUS IPO, the “Combined Offering”) of the common stock of PSI. This presentation relates to the Combined Offering. The registration statements have not yet become effective. Before you invest, you should read the preliminary prospectuses in the registration statements and other documents that PSUS and PSI have filed with the SEC for more complete information about PSUS, PSI and the Combined Offering. Alternatively, copies of the preliminary prospectuses may be obtained from: Citigroup Global Markets Inc., Attention: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9145; UBS Securities LLC, Attention: Equity Syndicate, 11 Madison Avenue, New York, NY 10010, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com; BofA Securities, Inc., Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255, by email at dg.prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; or Wells Fargo Securities, LLC, Attention: Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, by telephone at (800) 645-3751 (option #5), or by email at WFScustomerservice@wellsfargo.com. Investors are advised to carefully consider the investment objectives, risks, charges and expenses of PSUS before investing.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This communication has been distributed for informational purposes only and should not be considered investment advice or a recommendation of any particular security, strategy or investment product.

This communication contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss the plans, strategies, prospects and expectations concerning the business, operating results, financial condition and other similar matters of PSUS and PSI. Forward-looking statements contained in this communication include, but are not limited to, statements about PSUS’s investment objective. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in these forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. None of PSUS, PSI, PSCM, or any entity managed by PSCM or any of their respective affiliates or agents undertake any obligation to update any forward-looking statements for any reason after the date of this communication to conform these statements to actual results or to changes in expectations, except as required by law.

PSUS pays PSCM a Management Fee payable quarterly in advance on the first business day of each fiscal quarter, based on PSUS’s net asset value on the last day of the previous fiscal quarter equal to 0.50% (or 2.0% on an annualized basis). PSUS will also bear additional fees and expenses including, without limitation, those associated with the organization, offering, and ongoing operation of PSUS. These fees and expenses are in addition to the Management Fee, and will reduce the value of PSUS’s net assets.

An investment in PSUS is speculative and involves a high degree of risk with substantial risk of loss. PSUS is a non-diversified closed-end investment company with no investing history and is designed primarily for long-term investors.

Shares of closed-end investment companies frequently trade at a discount from net asset value (“NAV”), which creates a risk of loss for investors purchasing PSUS shares. PSUS will employ leverage, which increases the likelihood of greater volatility of NAV and the market price of the PSUS shares than a comparable portfolio without leverage. PSUS’s performance is dependent on the services of certain key personnel, as well as that of custodians, counterparties, administrators and other agents.

Closed-end funds like PSUS differ from open-end funds in that closed-end funds do not redeem their shares at the request of an investor. No shareholder has the right to require PSUS to redeem his, her or its shares. While PSUS’s shares are expected to be listed on an exchange, an active public market for the shares may not develop. As a result, shareholders may not be able to liquidate their investment. Accordingly, shareholders should consider that they may not have access to the funds they invest in PSUS for an indefinite period of time.

PSI is an alternative asset management company with concentrated voting power that limits shareholders’ ability to influence corporate matters. Its revenues are dependent on management and performance fees, which may fluctuate with market conditions and fund performance. PSI relies on key personnel, including its founder and investment team, as well as on investment management agreements and third-party service providers, including custodians, counterparties, administrators and other agents. An investment in PSI shares involves a high degree of risk with substantial risk of loss. Poor investment performance, adverse market conditions, or the termination of key agreements could materially reduce earnings and the value of PSI shares.

For a more complete discussion of the risks of investing in PSUS and PSI, see the sections entitled “Risk Factors” in each of the preliminary prospectuses.

No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.

All rights to the trademarks included herein, other than PSUS and PSI’s trademarks, belong to their respective owners and our use hereof does not imply any endorsement by the owners of these trademarks.

Pershing Square USA, Ltd. is a closed-end investment management company registered under the Investment Company Act of 1940, as amended, that is managed by its investment manager, PSCM.

Pershing Square Inc. is the prospective parent company of PSCM that will result from the statutory conversion of Pershing Square Holdco, L.P., the current parent company of PSCM, from a Delaware limited partnership to a Nevada corporation prior to the effectiveness of the registration statements.

Pershing Square Capital Management, L.P., based in New York City, is an SEC-registered  investment advisor to investment funds.